Exhibit 99.2

11500 Ash Street

Leawood, Kansas 66211

March 1, 2018

CFO Commentary on

Fourth Quarter and Year-End 2017 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA, Adjusted EBITDA Margin and constant currency amounts) are provided in the financial schedules included below and in our financial tables that accompany our fourth quarter and year-end 2017 earnings press release issued March 1, 2018 and available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the quarter and year ended December 31, 2016 and December 31, 2017 is included below in this CFO commentary which has been published in the investor relations section of AMC’s website located at http://investor.amctheatres.com and furnished with the SEC on Form 8-K dated March 1, 2018. The Company believes the pro forma information provides a more comparable view of its results relative to prior periods. The select unaudited pro forma data for the periods combines the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016. The historical consolidated financial information for Odeon, Carmike and Nordic have been adjusted to comply with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), including the effects of purchase accounting adjustments. The classification of certain items presented by Odeon under UK Generally Accepted Accounting Practice (“UK GAAP”) has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under International Financial Reporting Standards (“IFRS”) has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts for Odeon and Nordic have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017, August 4, 2017 and November 6, 2017, Forms 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Additional constant currency information adjusting unaudited pro forma financial data for the three-month and twelve-month periods ended December 31, 2017 using average monthly currency rates from the three-month and twelve-month periods ended December 31, 2016 is also presented for comparative purposes.

Conference Call

The Company will host a conference call on Thursday, March 1, 2018, at 7:30 a.m. CST/8:30 a.m. EST to review results for the fourth quarter and fiscal year ended December 31, 2017.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S. You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Fourth quarter ended December 31, 2017

U.S. Industry Box Office: The industry’s box office gained momentum throughout the quarter, shrugging off a weak October to generate the second highest fourth quarter box office ever.  Compared to last year, the 2017 fourth quarter North American industry box office grew approximately 3.1% to $2.9 billion, second only to the fourth quarter of 2015.

Led by STAR WARS: THE LAST JEDI, December 2017 was the highest grossing December of all time, while THOR: RAGNAROK and JUSTICE LEAGUE drove November to the third highest November ever.  Rounding out the industry’s top five box office films for the quarter were COCO and JUMANJI: WELCOME TO THE JUNGLE.  Despite COCO, family-friendly films saw the third consecutive quarterly decline compared to the prior year.

Consolidated Results

Compared to the fourth quarter of 2016, consolidated admissions revenues for the quarter increased 52.3% to $897.1 million while food and beverage revenues grew 47.0% to $415.3 million and other theatre revenues grew 90.5% to $104.4 million. Consolidated total revenues grew 53.0% in the fourth quarter to $1,416.8 million. The increase in revenue was primarily due to the acquisitions of Odeon in November 2016, Carmike in December 2016, and Nordic in March 2017.

Consolidated net earnings for the fourth quarter declined $305.4 million to a loss of $276.4 million compared to the same quarter a year ago. Consolidated net earnings margin for the fourth quarter was (19.5%) compared to 3.1% in the fourth quarter of 2016.  Included in the net loss for the quarter was approximately $310.0 million of tax expense in our U.S. markets related to the impact of the change in the U.S. enacted federal income tax rate from 35% to 21% and the impact of a full valuation allowance on our deferred income tax assets.

Consolidated diluted earnings per share (“diluted EPS”) decreased $2.43 to a loss of $2.14 per share compared to earnings of $0.29 per share for the same period a year ago. Average diluted shares outstanding in the fourth quarter of 2017 increased approximately 28.2% compared to the fourth quarter last year.

Consolidated Adjusted EBITDA for the fourth quarter grew 58.7% to $288.2 million and Adjusted EBITDA margin increased to 20.3% from 19.6% in the year ago period.

2017 Consolidated Pro Forma Results vs. 2016 Consolidated Pro Forma Results

To provide greater transparency and more relevant year-over-year comparisons, we have included pro forma financial data in the tables section of this CFO commentary. The select unaudited pro forma data for the quarters ended December 31, 2016 and December 31, 2017 combines the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016. The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017, August 4, 2017 and November 6, 2017, Forms 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Compared to the pro forma fourth quarter of 2016, pro forma fourth quarter 2017 consolidated total revenues increased 5.1% (3.2% increase in constant currency) and were comprised of a 4.5% increase (2.6% Increase in constant currency) in admissions revenues, a 4.7% increase (3.2% Increase in constant currency) in food and beverage revenues, and a 12.4% increase (8.7% Increase in constant currency) in other theatre revenues.

Consolidated net loss for the fourth quarter increased $319.8 million to $270.7 million (increased $323.3 million to $274.2 million in constant currency) compared to the pro forma results in the same quarter last year.

Consolidated Adjusted EBITDA for the fourth quarter increased 14.7% to $288.2 million (12.4% increase to $282.3 million in constant currency) and Consolidate Adjusted EBITDA margin increased 170 basis points to 20.3% compared to the same pro forma period a year ago.

2017 U.S. Segment Pro Forma Results vs. 2016 U.S. Segment Pro Forma Results

Compared to the pro forma U.S. segment fourth quarter of 2016, fourth quarter 2017 pro forma total U.S. revenues increased 3.3% to $978.2 million and were comprised of a 3.3% increase in admissions revenue to $614.6 million (approximately 20 basis point industry outperformance), a 2.9% increase in food and beverage revenues to $315.3 million, and a 6.9% increase in other theatre revenues to $48.3 million.

Total U.S. attendance decreased 2.9% to 61.9 million while average ticket price for the quarter increased 6.3% to $9.92 compared to the pro forma results in the same quarter a year ago. This growth in average ticket price is a result of increases in attendance for PLF and IMAX® premium formats and strategic price increases, which more than offset the average ticket price pressure from a decline in 3-D attendance in the fourth quarter.

The 2.9% increase in U.S. food and beverage revenues raised food and beverage revenue per patron to $5.09, representing a 5.8% increase compared to the fourth quarter last year.  Our guests continue to enjoy our diverse array of enhanced food and beverage offerings as we roll out additional menu innovations, including our new Feature Fare menu that is now available at more than 300 theatres.  Due in part to the higher cost of food related to the Feature Fare menu, our U.S. food and beverage gross margin for the quarter decreased 170 basis points to 85.2%, however U.S. food and beverage gross profit per patron increased approximately 3.8%.

At quarter-end we operated 27 dine-in-theatres and served alcohol at more than 282 locations.

U.S. other revenue saw a 6.9% increase to $48.3 million compared to the prior year’s pro forma quarter, due primarily to online ticketing fees and on-screen advertising.

AMC’s U.S. film exhibition costs continue to be a bright spot, increasing only 1.0% to $320.0 million compared to last year’s pro forma results, representing 52.1% of admissions revenue, a 110-basis point improvement compared to last year. These results are consistent with the film concentration and studio mix of the top U.S. titles this year versus last year, and the conversion of the former Carmike theatre’s film rent terms to AMC’s terms.

Pro forma U.S. operating expenses for the quarter were down slightly to $276.3 million compared to last year and represented 28.2% of revenues as compared to 29.2% in the same pro forma period a year ago. U.S. operating expenses for the fourth quarter pro forma 2017 and pro forma 2016 period include $5.9 million and $6.9 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding these costs from both periods, adjusted operating expenses for the fourth quarter increased 0.3% to $270.4 million, and represented 27.6% of revenues, an 90-basis point decrease from the prior year pro forma period. We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

Pro forma U.S. rent expense for the fourth quarter increased 2.5% to $148.4 million, on roughly 1.4% more average screens. Rent per average screen increased approximately 1.1% compared to the pro forma quarter last year.

Pro forma U.S. depreciation and amortization increased 22.1% to $110.0 million in the fourth quarter compared to the same period last year, primarily due to additional capital expenditures during 2017 and calendar year 2016.

Pro Forma U.S. net loss for the fourth quarter was $328.2 million compared to a net loss of $4.5 million in the same pro forma period a year ago.  Included in the net loss for the quarter was approximately $310.0 million of tax expense in our U.S. markets related to the impact of the change in the U.S. enacted federal income tax rate from 35% to 21% and the impact of a full valuation allowance on our deferred income tax assets.

Pro forma U.S. Adjusted EBITDA for the quarter increased 16.8% to $189.5 million compared to the pro forma fourth quarter last year, as U.S. adjusted EBITDA margins increased 230 basis points to 19.4%.

International Industry Box Office: The fourth quarter international box office also saw growth in the countries served by Odeon and Nordic, but not to the same degree as the North American box office.

The industry box office was up approximately 1.0% in the countries served by Odeon and up approximately 1.3% in the countries served by Nordic. STAR WARS: THE LAST JEDI outperformed ROGUE ONE: A STAR WARS STORY in both Odeon and Nordic markets which helped offset weakness earlier in the quarter from a lack of family product during the autumn holidays.  Strong local product also helped to drive box office growth in Germany, Finland and Sweden.

2017 International Segment Pro Forma Results vs. 2016 International Segment Pro Forma Results

Compared to the pro forma fourth quarter of 2016, fourth quarter total international revenues increased 9.4% to $438.6 million (increased 2.8% to $412.2 million in constant currency) , and were comprised of a 7.4% increase in admissions revenue to $282.5 million (increased 1.0% to $265.5 million in constant currency), a 10.8% increase in food and beverage revenues to $100.0 million (increased 4.2% to $94.0 million in constant currency), and a 17.6% increase in other theatre revenues to $56.1 million (increased 10.5% to $52.7 million in constant currency).

Total International attendance decreased 2.0% to 30.4 million and average ticket price for the quarter increased 9.7% to $9.30 (increased 3.1% to $8.74 in constant currency). Odeon’s strategic pricing increases and reduced promotional activity compared to last year’s quarter helped drive the increase in average ticket price.

International food and beverage revenue per patron increased 13.1% to $3.29 (increased 6.2% to $3.09 million in constant currency) while International food and beverage gross margin for the quarter increased 90 basis points to 77.4%.

AMC’s International film exhibition costs for the quarter increased 10.0% to $120.2 million (increased 3.4% to $112.9 million in constant currency), representing 42.5% of admissions revenue and a 100 basis point increase compared to last year. These results are consistent with the film concentration of the top International titles this year versus last year.

International operating expense for the quarter was up $24.7 million to $142.9 million (increased 16.1 million to $134.3 million in constant currency) compared to last year and represented 32.6% of revenues as compared to 29.5% in the same pro forma period a year ago.

International rent expense for the fourth quarter increased 9.7% to $55.1 million (increased 3.1% to $51.8 million in constant currency) on roughly 1.2% fewer average screens.

International depreciation and amortization declined 11.9% to $34.8 million (declined 17.2% to $32.7 million in constant currency) in the fourth quarter compared to the same period last year.  Despite increased investment, purchase accounting adjustments were made in the fourth quarter that impacted depreciation and amortization.

International net earnings for the fourth quarter increased 7.2% to $57.5 million (increased 0.7% to $54.0 million in constant currency), compared to the same pro forma period a year ago.

International Adjusted EBITDA for the fourth quarter increased 11.0% to $98.7 million (increased 4.4% to $92.8 million in constant currency) compared to the pro forma fourth quarter last year. International Adjusted EBITDA margins increased 30 basis points to 22.5%. As we continue to integrate the Odeon circuit, deploy initiatives and manage expenses, we are confident that Adjusted EBITDA and Adjusted EBITDA margins have the potential for improvement.

AMC Screens

During the fourth quarter of 2017, we opened five new theatres with a total of 32 screens, and acquired two theatres with 16 screens. We permanently closed one screen, temporarily closed 55 screens and reopened 131 screens to implement our strategy and install consumer experience upgrades. As of December 31, 2017, we owned or operated 1,014 theatres with 11,169 screens across 15 countries.

Capital Expenditures

Total gross capital expenditures for the quarter ended December 31, 2017 were $159.1 million and after $56.9 million of landlord contributions yielded net capital expenditures of $102.2 million. Recliner renovations accounted for the majority of the capital expenditures in the fourth quarter.

We expect gross capital expenditures for 2018 to total approximately $600 million to $640 million, with landlords contributing approximately $140 million to $150 million, resulting in a net cash outlay of approximately $450 to $500 million.

Balance Sheet

With respect to the balance sheet, we finished the fourth quarter with $310.0 million in cash and cash equivalents and a total debt balance of approximately $4.89 billion, including capital and financing lease obligations.

As of December 31, 2017, we were in compliance with all debt covenants.

Dividend

Consistent with our plans to augment shareholder returns through the return of capital, AMC’s Board of Directors, at its regular board meeting on February 28, 2018, authorized the sixteenth consecutive quarterly dividend of $0.20 per share, payable on March 26, 2018, to holders of record on March 12, 2018.

Since our IPO on December 18, 2013, AMC has returned nearly $322.2 million to shareholders in the form of dividends or dividend equivalents.

Share Repurchase Plan

On August 3, 2017, we announced that our Board of Directors had approved a $100.0 million share repurchase program to repurchase our Class A common stock until mid-August 2019.

Repurchases may be made at management's discretion from time to time through open market transactions including block purchases, through privately negotiated transactions, or otherwise until mid-August 2019 in accordance with all applicable securities laws and regulations. The extent to which AMC repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including liquidity, capital needs of the business, market conditions, regulatory requirements and other corporate considerations, as determined by AMC’s management team. Repurchases may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when our management might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate us to repurchase any minimum dollar amount or number of shares and may be suspended for periods or discontinued at any time.

During the year ended December 31, 2017, we repurchased 3,195,856 shares of Class A common stock at a cost of $47.5 million.

Income Taxes

On December 22, 2017, the Tax Reform Act of 2017 was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, limiting the amount of deductible interest expense, limiting executive compensation deductions, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Reform Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018.

Income tax expense in our financial statements represents the amounts expected to be reported on our income tax returns plus the tax expense or benefit related to the change in net deferred tax assets and liabilities in our financial statements. Deferred tax assets and liabilities in our financial statements are based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized.

Judgement is required by management to assess whether sufficient future financial statement taxable income will be generated to permit use of the existing deferred tax assets. The cumulative loss in our financial statements that incurred over the three-year period ended December 31, 2017 is a significant consideration in making this judgement. The $208 million non-cash impairment charge to reduce the carrying value of our investment in National CineMedia, Inc. which was recorded in the second quarter ended June 30, 2017, is a significant contributing factor to our three-year cumulative financial statement losses.

Income tax expense in our financial statements for the first nine months of 2017 was recorded using an estimated effective tax rate of 39%.  During the fourth quarter of 2017, we determined in accordance with applicable accounting standards that a valuation allowance or reserve against our deferred tax assets was required.

Based on the resulting impact of the passage of the Tax Reform Act and the valuation allowance on the Company’s deferred tax assets, the Company recorded a charge of approximately $310.0 million to the income tax provision for the fourth quarter ended December 31, 2017.

For federal income tax purposes, we are currently projecting under the new tax legislation that we may be limited in our ability to currently deduct all our interest expense, but expect to fully utilize all of our net operating losses.  In addition, the liberal expensing provisions on capital expenditures is expected to minimize cash taxes to approximately $8 to $10 million per year over the next 8 -10 years.

Going forward we expect our consolidated financial statement effective tax rate to be between 22% and 26%.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC’s ability to execute cost-cutting and revenue enhancement initiatives; box office performance; increased use of alternative film delivery methods or other forms of entertainment; additional impairment related to AMC’s NCM investment; shrinking exclusive theatrical release windows; the performance of AMC’s non-consolidated entities; international economic, political, regulatory and other risks; risks and uncertainties relating to AMC’s significant indebtedness; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018 and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(tables follow)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:

(dollars in millions) (unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net earnings (loss)	$(276.4)	$29.0	$(487.2)	$111.7
Plus:
Income tax provision (benefit)	290.5	(16.6)	154.1	38.0
Interest expense	70.6	40.7	274.0	121.5
Depreciation and amortization	144.7	82.4	538.6	268.2
Impairment of long-lived assets	43.6	5.5	43.6	5.5
Certain operating expenses (2)	8.1	7.2	20.6	20.2
Equity in (earnings) losses of non-consolidated entities (3)	(13.9)	(19.6)	185.2	(47.7)
Cash distributions from non-consolidated entities(4)	12.3	18.4	45.4	40.1
Attributable EBITDA (5)	1.6	—	3.4	—
Investment expense (income)	(1.0)	(0.6)	(22.6)	(10.2)
Other expense (income) (6)	0.5	0.1	(1.3)	—
General and administrative expense—unallocated:
Merger, acquisition and transaction costs(7)	5.8	32.8	63.0	47.9
Stock-based compensation expense (8)	1.8	2.3	5.7	6.8
Adjusted EBITDA(1)	$288.2	$181.6	$822.5	$602.0
Adjusted EBITDA Margin(1)	20.3%	19.6%	16.2%	18.6%
Total revenues	$1,416.8	$926.1	$5,079.2	$3,235.9
Net earnings (loss) margin (9)	-19.5%	3.1%	-9.6%	3.5%

Select pro forma financial data:

 Three Months Ended December 31, 2017 and Three Months Ended December 31, 2016:

(dollars in millions),  (unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2017			December 31, 2016
	Pro Forma			Pro Forma
	US	International	Total	US	International	Total
Revenues
Admissions	$614.6	$282.5	$897.1	$595.1	$263.0	$858.1
Food and beverage	315.3	100.0	415.3	306.5	90.2	396.7
Other theatre	48.3	56.1	104.4	45.2	47.7	92.9
Total revenues	978.2	438.6	1,416.8	946.8	400.9	1,347.7

Operating costs and expenses
Film exhibition costs	320.0	120.2	440.2	316.8	109.2	426.0
Food and beverage costs	46.8	22.6	69.4	40.2	21.2	61.4
Operating expense	276.3	142.9	419.2	276.5	118.2	394.7
Rent	148.4	55.1	203.5	144.8	50.2	195.0
General and administrative:
Merger, acquisition and transaction costs	—	—	—	—	—	—
Other	17.0	3.0	20.0	39.0	15.8	54.8
Depreciation and amortization	110.0	34.8	144.8	90.1	39.5	129.6
Impairment of long-lived assets	43.6	—	43.6	5.5	1.8	7.3
Operating costs and expenses	962.1	378.6	1,340.7	912.9	355.9	1,268.8
Operating income (loss)	16.1	60.0	76.1	33.9	45.0	78.9
Other expense (income)	0.1	0.4	0.5	(0.4)	(10.6)	(11.0)
Interest expense	64.9	5.7	70.6	74.6	5.6	80.2
Equity in (earnings) loss of non-consolidated entities	(12.2)	(1.7)	(13.9)	(20.4)	(2.8)	(23.2)
Investment income	(0.8)	(0.1)	(0.9)	(0.5)	0.1	(0.4)
Total other expense	52.0	4.3	56.3	53.3	(7.7)	45.6
Earnings (loss) before income taxes	(35.9)	55.7	19.8	(19.4)	52.7	33.3
Income tax provision (benefit)	292.3	(1.8)	290.5	(14.9)	(0.9)	(15.8)
Net earnings (loss)	$(328.2)	$57.5	$(270.7)	$(4.5)	$53.6	$49.1

Attendance	61,933	30,389	92,322	63,775	31,011	94,786
Average Screens	8,087	2,691	10,778	7,977	2,725	10,702
Average Ticket Price	$9.92	$9.30	$9.72	$9.33	$8.48	$9.05

The select unaudited pro forma data for the three-month periods ended December 31, 2017 and 2016 combine the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016. The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Reconciliation of pro forma Adjusted EBITDA

Three Months Ended December 31, 2017 and Three Months Ended December 31, 2016:

(dollars in millions) (unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2017	December 31, 2016
	Pro Forma	Pro Forma
Net earnings	$(270.7)	$49.1
Plus:
Income tax provision (benefit)	290.5	(15.8)
Interest expense	70.6	80.2
Depreciation and amortization	144.8	129.6
Impairment of long-lived assets	43.6	7.3
Certain operating expenses (2)	8.0	7.4
Equity in (earnings) loss of non-consolidated entities (3)	(13.9)	(23.2)
Cash distributions from non-consolidated entities (4)	12.3	18.4
Attributable EBITDA (5)	1.6	2.1
Investment income	(0.9)	(0.4)
Other expense (income) (6)	0.5	(10.5)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	—	—
Stock-based compensation expense (8)	1.8	7.0
Adjusted EBITDA (1)	$288.2	$251.2
Adjusted EBITDA Margin (1)	20.3%	18.6%
Total Revenues	$1,416.8	$1,347.7
Net Earnings Margin (9)	-19.1%	3.6%

Adjusted EBITDA (in millions) (1)
U.S. markets	$189.5	$162.3
International markets	98.7	88.9
Total Adjusted EBITDA	$288.2	$251.2

The select unaudited pro forma data for the three-month periods ended December 31, 2017 and 2016 combine the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016. The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Select pro forma financial data

Year Ended December 31, 2017 and Year Ended December 31, 2016:

(dollars in millions), (unaudited)

	Year Ended			Year Ended
	December 31, 2017			December 31, 2016
	Pro Forma			Pro Forma
	US	International	Total	US	International	Total
Revenues
Admissions	$2,321.8	$959.9	$3,281.7	$2,397.1	$957.7	$3,354.8
Food and beverage	1,214.1	346.0	1,560.1	1,253.3	337.0	1,590.3
Other theatre	172.1	142.1	314.2	176.4	134.9	311.3
Total revenues	3,708.0	1,448.0	5,156.0	3,826.8	1,429.6	5,256.4

Operating costs and expenses
Film exhibition costs	1,219.7	407.0	1,626.7	1,293.6	399.6	1,693.2
Food and beverage costs	175.7	79.9	255.6	169.2	80.8	250.0
Operating expense	1,099.0	473.0	1,572.0	1,059.7	452.9	1,512.6
Rent	591.4	208.9	800.3	583.4	213.0	796.4
General and administrative:
Merger, acquisition and transaction costs	24.5	—	24.5	1.5	0.2	1.7
Other	84.8	53.1	137.9	120.2	64.8	185.0
Depreciation and amortization	403.7	141.3	545.0	344.2	160.8	505.0
Impairment of long-lived assets	43.6	—	43.6	8.2	2.1	10.3
Operating costs and expenses	3,642.4	1,363.2	5,005.6	3,580.0	1,374.2	4,954.2
Operating income	65.6	84.8	150.4	246.8	55.4	302.2
Other expense (income)	(2.0)	0.3	(1.7)	(0.4)	90.8	90.4
Interest expense	260.7	23.8	284.5	270.4	22.5	292.9
Equity in (earnings) loss of non-consolidated entities	187.9	(4.5)	183.4	(51.9)	(6.2)	(58.1)
Investment income	(23.0)	0.5	(22.5)	(10.2)	0.5	(9.7)
Total other expense	423.6	20.1	443.7	207.9	107.6	315.5
Earnings (loss) before income taxes	(358.0)	64.7	(293.3)	38.9	(52.2)	(13.3)
Income tax provision (benefit)	164.0	(1.9)	162.1	8.6	(6.7)	1.9
Net earnings (loss)	$(522.0)	$66.6	$(455.4)	$30.3	$(45.5)	$(15.2)

Attendance	239,741	112,288	352,029	261,767	114,078	375,845
Average Screens	8,031	2,691	10,722	8,001	2,722	10,723
Average Ticket Price	$9.68	$8.55	$9.32	$9.16	$8.40	$8.93

The select unaudited pro forma data for the year ended December 31, 2017 and 2016 combine the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016. The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017, August 4, 2017 and November 6, 2017 Forms 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Reconciliation of pro forma Adjusted EBITDA

Year Ended December 31, 2017 and Year Ended December 31, 2016:

(dollars in millions) (unaudited)

	Year Ended	Year Ended
	December 31, 2017	December 31, 2016
	Pro Forma	Pro Forma
Net earnings	$(455.4)	$(15.2)
Plus:
Income tax provision (benefit)	162.1	1.9
Interest expense	284.5	292.9
Depreciation and amortization	545.0	505.0
Impairment of long-lived assets	43.6	10.3
Certain operating expenses (2)	23.2	23.2
Equity in (earnings) loss of non-consolidated entities (3)	183.4	(58.1)
Cash distributions from non-consolidated entities (4)	45.4	40.1
Attributable EBITDA (5)	5.3	6.4
Investment income	(22.5)	(9.7)
Other expense (income) (6)	(1.2)	90.8
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	24.5	1.7
Stock-based compensation expense (8)	5.7	14.6
Adjusted EBITDA (1)	$843.6	$903.9
Adjusted EBITDA Margin (1)	16.4%	17.2%
Total Revenues	$5,156.0	$5,256.4
Net Earnings Margin (9)	-8.8%	-0.3%

Adjusted EBITDA (in millions) (1)
U.S. markets	$607.4	$676.9
International markets	236.2	227.0
Total Adjusted EBITDA	$843.6	$903.9

The select unaudited pro forma data for the year ended December 31, 2017 and 2016 combine the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016. The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017, August 4, 2017, and November 6, 2017 Forms 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Select Consolidated Pro Forma Constant Currency financial data (see Note 10):

Three Months Ended December 31, 2017 and Year Ended December 31, 2017:

(dollars in millions) (unaudited)

	Three Months Ended			Year Ended
	December 31, 2017			December 31, 2017
	Pro Forma Constant Currency			Pro Forma Constant Currency
	US	International	Total	US	International	Total
Revenues
Admissions	$614.6	$265.5	$880.1	$2,321.8	$1,007.4	$3,329.2
Food and beverage	315.3	94.0	409.3	1,214.1	363.0	1,577.1
Other theatre	48.3	52.7	101.0	172.1	146.9	319.0
Total revenues	978.2	412.2	1,390.4	3,708.0	1,517.3	5,225.3

Operating costs and expenses
Film exhibition costs	320.0	112.9	432.9	1,219.7	426.9	1,646.6
Food and beverage costs	46.8	21.3	68.1	175.7	83.8	259.5
Operating expense	276.3	134.3	410.6	1,099.0	495.1	1,594.1
Rent	148.4	51.8	200.2	591.4	219.7	811.1
General and administrative:
Merger, acquisition and transaction costs	—	—	—	24.5	—	24.5
Other	17.0	2.8	19.8	84.8	57.7	142.5
Depreciation and amortization	110.0	32.7	142.7	403.7	149.0	552.7
Impairment of long-lived assets	43.6	—	43.6	43.6	—	43.6
Operating costs and expenses	962.1	355.8	1,317.9	3,642.4	1,432.2	5,074.6
Operating income	16.1	56.4	72.5	65.6	85.1	150.7
Other expense (income)	0.1	0.4	0.5	(2.0)	0.2	(1.8)
Interest expense	64.9	5.4	70.3	260.7	25.1	285.8
Equity in (earnings) loss of non-consolidated entities	(12.2)	(1.6)	(13.8)	187.9	(4.6)	183.3
Investment income	(0.8)	(0.1)	(0.9)	(23.0)	0.6	(22.4)
Total other expense	52.0	4.1	56.1	423.6	21.3	444.9
Earnings (loss) before income taxes	(35.9)	52.3	16.4	(358.0)	63.8	(294.2)
Income tax provision (benefit)	292.3	(1.7)	290.6	164.0	(2.0)	162.0
Net earnings (loss)	$(328.2)	$54.0	$(274.2)	$(522.0)	$65.8	$(456.2)

Attendance	61,933	30,389	92,322	239,741	112,288	352,029
Average Screens	8,087	2,691	10,778	8,031	2,691	10,722
Average Ticket Price	$9.92	$8.74	$9.53	$9.68	$8.97	$9.46

Reconciliation of Consolidated Pro Forma Constant Currency Adjusted EBITDA (see Note 10):

Three Months Ended December 31, 2017 and Year Ended December 31, 2017:

(dollars in millions) (unaudited)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
	Pro Forma Constant Currency	Pro Forma Constant Currency
Net (loss)	$(274.2)	$(456.2)
Plus:
Income tax benefit	290.6	162.0
Interest expense	70.3	285.8
Depreciation and amortization	142.7	552.7
Impairment of long-lived assets	43.6	43.6
Certain operating expenses (2)	7.9	23.5
Equity in loss of non-consolidated entities (3)(4)	(13.8)	183.3
Cash distributions from non-consolidated entities	12.3	45.3
Attributable EBITDA (5)	1.5	5.7
Investment income	(0.9)	(22.4)
Other income (6)	0.5	(1.3)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	—	24.5
Stock-based compensation expense (8)	1.8	5.7
Adjusted EBITDA (1)	$282.3	$852.2

Adjusted EBITDA (in millions) (1)
U.S. markets	$189.5	$607.4
International markets	92.8	244.8
Total Adjusted EBITDA	$282.3	$852.2

1)

We present Adjusted EBITDA and Adjusted EBITDA Margin as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues. In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA Margin and should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA Margin are non-U.S. GAAP financial measures and should not be construed as an alternative to net earnings (loss) or net earnings (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA Margin because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA and Adjusted EBITDA Margin:

•	do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	exclude income tax payments that represent a reduction in cash available to us;

•	do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	do not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

Equity in (earnings) loss of non-consolidated entities includes an other-than-temporary impairment charge of $208.0 million to reduce the carrying value of our investment in NCM to Level 1 fair value during the year ended December 31, 2017. An other-than-temporary impairment charge of $204.5 million was recorded on our units and shares at the publicly quoted per share price on June 30, 2017, of $7.42 and an other-than-temporary impairment charge of $3.5 million was recorded on our units and shares at the publicly quoted per share price on December 31, 2017 of $6.86, based on our determination that the decline in the price per share during the respective quarters was other than temporary. Equity in (earnings) loss of non-consolidated entities includes loss on the sale of a portion of our investment in NCM of $22.2 million during the year ended December 31, 2017.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Historical Attributable EBITDA (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2017	2016	2017	2016
Equity in (earnings) loss of non-consolidated entities	$(13.9)	$—	$185.2	$—
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(12.6)	—	187.0	—
Equity in earnings of International theatre JV's	1.3	—	1.8	—
Depreciation and amortization	0.3	—	1.6	—
Attributable EBITDA	$1.6	$—	$3.4	$—

Reconciliation of Pro Forma Attributable EBITDA (Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2017	2016	2017	2016
Equity in (earnings) loss of non-consolidated entities	$(13.9)	$(23.2)	$183.4	$(58.1)
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(12.6)	(22.1)	186.7	(54.5)
Equity in earnings of International theatre JV's	1.3	1.1	3.3	3.6
Income tax provision	—	0.5	0.1	0.7
Investment Income	—	(0.1)	(0.2)	(0.4)
Interest expense	—	—	—	0.1
Depreciation and amortization	0.3	0.6	2.1	2.4
Attributable EBITDA	$1.6	$2.1	$5.3	$6.4

6)

Other (expense) income for the current year period includes foreign currency transaction gains, fees relating to third party fees paid related to amendment No. 3 to our Senior Secured Credit Agreement, and loss on the redemption of the Bridge Loan Facility.

7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

9)	Net Earnings (Loss) Margin is defined as Net Earnings (Loss) divided by Total Revenues

10)

The actual pro forma numbers and related reconciliation to historical numbers appear elsewhere in these tables. The International segment information for the three months ended and year ended December 31, 2017 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2016. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

11)

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of AMC Entertainment Holdings, Inc. (“AMC”  or the “Company”) is presented to illustrate the estimated effects of (i) the acquisition of Odeon and UCI Cinemas Holdings Limited (“Odeon”  or the “Odeon Acquisition”), the acquisition of Carmike Cinemas, Inc. (“Carmike or the “Carmike Acquisition”) and the acquisition of Nordic Cinema Group Holdings AB (“Nordic or the “Nordic Acquisition”); (ii) the incurrence of $595,000,000 aggregate principal amount of Senior Subordinated Notes due 2026 (the “Dollar Notes”) and £250,000,000 aggregate principal amount of Senior Subordinated Notes due 2024 (the “Sterling Notes”) and $500,000,000 aggregate principal amount of incremental term loans (the “New Term Loans due 2023”) used to fund the Odeon Acquisition; (iii) the issuance of 4,536,466 shares ($156,735,000) of the Company’s Class A Common Stock in a private placement in connection with the Odeon Acquisition and the issuance of 8,189,808 shares ($273,949,000) of the Company’s Class A Common Stock in connection with the Carmike Acquisition, (iv) the issuance of $475,000,000 aggregate principal amount of 6.125% Senior Subordinated Notes due 2027 and £250,000,000 aggregate principal amount of 6.375% Senior Subordinated Notes due 2024 used to fund the Nordic (clauses (ii), (iii) and (iv) collectively referred to as the “Financings”); (v) the issuance of 20,330,874 shares ($640,423,000 at an offering price of $31.50 per share of the Company’s Class A Common Stock to repay the $350,000,000 aggregate principal amount of Bridge Loans incurred to partially finance the Carmike Acquisition and for general and corporate purposes (the “2017 Equity Offering”) and (vi) the settlement the Company entered into with the United States Department of Justice, pursuant to which the Company agreed to divest theatres in 15 local markets where it has an overlap with Carmike (the “Theatre Divestitures”).

The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and expected to have a  continuing impact on our consolidated results. The unaudited pro forma condensed combined statements of operations for the three months and year ended December 31, 2017 and the three months and year ended December 31, 2016, combine the historical consolidated statements of operations of the Company, Odeon, Carmike and Nordic, giving effect to the Odeon Acquisition, the Carmike Acquisition, the Nordic Acquisition, the Financings, the Theatre Divestitures and the 2017 Equity Offering as if they had been completed on January 1, 2016. The historical consolidated financial information for Odeon and Nordic have been adjusted to comply with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The classification of certain items presented by Odeon under UK Generally Accepted Accounting Practice (“UK GAAP”) and by Nordic under International Financial Reporting Standards (“IFRS”) has been modified in order to align with the presentation used by the Company under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts for Odeon and Nordic have also been translated to U.S. dollars.

The unaudited pro forma condensed combined financial information has been prepared by the Company, as the acquirer, using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to commence or progress to  a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Odeon, Carmike and Nordic have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable based on information that is currently available. The preliminary purchase price allocations for Odeon, Carmike and Nordic are subject to revision as a  more detailed analysis is completed.  The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined within one year from the completion of the Odeon Acquisition, Carmike Acquisition and Nordic Acquisition respectively, and could differ materially from the unaudited pro forma condensed combined financial information presented here. Any change in the fair value of the net assets of Odeon, Carmike and Nordic will change the amount of the purchase price allocable to goodwill and will also change any resultant depreciation and amortization or other similarly impacted income statement amounts. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that the Company, Odeon, Carmike and Nordic would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Odeon Acquisition, Carmike Acquisition and Nordic Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Odeon Acquisition, Carmike Acquisition and Nordic Acquisition and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. No historical transactions between Odeon, Carmike, Nordic and the Company during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

The unaudited pro forma condensed combined financial information does not give effect to the settlement we entered into with the United States Department of Justice, pursuant to which we agreed to divest most of our holdings and relinquish all of our governance rights in NCM, our joint venture for cinema screen advertising, and (ii) agreed to transfer 24 theatres with a  total of 384 screens to the network of Screenvision LLC, the cinema screen advertising business in which Carmike participates.

The Company previously filed unaudited pro forma condensed combined statements of operations in its 8-K/A on March 13, 2017,  Form 8-K on August 1, 2017,  August 4, 2017, and  November 6, 2017 and Form 8-K/A on December 4, 2017 has updated Note 5 from the previously file 8-K/A and 8-K to include the pro forma impacts of the Nordic Acquisition, the Nordic Financing and the Theatre Divestitures for 2017.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2016

(dollars in thousands)

	AMC	Odeon	Carmike	Nordic
	Historical	Historical	Historical	Historical
	Three Months Ended	Two Months Ended	81 Days Ended	Three Months Ended	Pro Forma		AMC
	December 31, 2016	November 30, 2016	December 20, 2016	December 31, 2016	Adjustments		Pro Forma
Note (5)
Revenues	$926,096	$188,242	$149,668	$104,621	(291)	(d)	$1,347,752
					(5,979)	(d)
					(6,125)	(e)
					(8,480)	(e)
Cost of operations	604,854	111,410	108,647	65,453	(3,809)	(e)	882,126
					(4,429)	(e)
Rent	136,156	29,706	22,308	9,734	1,094	(d)	195,031
					958	(d)
					(1,220)	(d)
					116	(d)
					(647)	(d)
					(1,145)	(e)
					(2,029)	(e)
General and administrative:
Merger, acquisition and transaction costs	32,782	4,345	35,515	96	(32,782)	(b)	—
					(4,345)	(b)
					(35,515)	(b)
					(96)	(b)
Other	31,784	8,009	11,132	4,416	(576)	(d)	54,765
Depreciation and amortization	82,497	13,678	13,003	4,287	6,768	(d)	129,534
					7,631	(d)
					2,652	(d)
					(603)	(e)
					(379)	(e)
Impairment of long-lived assets	5,544	521	—	1,326	—		7,391
Operating costs and expenses	893,617	167,669	190,605	85,312	(68,356)		1,268,847
Operating income	32,479	20,573	(40,937)	19,309	47,481		78,905
Other expense (income)	(441)	(11,049)	—	—	466	(d)	(11,024)
Interest expense	40,662	42,745	11,707	6,889	(37,972)	(a)	80,257
					18,674	(a)
					1,733	(a)
					(8,684)	(a)
					7,688	(a)
					(907)	(a)
					(1,268)	(d)
					(11,707)	(d)
					2,497	(d)
					2,680	(d)

					(6,718)	(d)
					7,627	(d)
					4,773	(d)
					(162)	(e)
Equity in (earnings) loss of non-consolidated entities	(19,575)	259	(1,305)	(2,567)	—		(23,188)
Investment (income) expense	(552)	—	—	(1,209)	1,314	(d)	(447)
Total other expense	20,094	31,955	10,402	3,113	(19,966)		45,598
Earnings (loss) before income taxes	12,385	(11,382)	(51,339)	16,196	67,447		33,307
Income tax provision (benefit)	(16,588)	(667)	(14,206)	4,354	13,343	(c)	(15,776)
					(2,012)	(d)
Net earnings (loss)	$28,973	$(10,715)	$(37,133)	$11,842	$56,116		$49,083

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

(dollars in thousands)

	AMC	Odeon	Carmike	Carmike	Nordic
	Historical	Historical	Historical	Historical	Historical
	Year Ended	Eleven Months Ended	Nine Months Ended	81 Days Ended	Year Ended	Pro Forma		AMC
	December 31, 2016	November 30, 2016	September 30, 2016	December 20, 2016	December 31, 2016	Adjustments		Pro Forma
Note (5)
Revenues	$3,235,846	$961,919	$620,592	$149,668	$360,531	(1,167)	(d)	$5,256,450
						(11,709)	(d)
						(23,583)	(e)
						(35,647)	(e)
Cost of operations	2,105,124	625,374	423,744	108,647	232,011	(14,922)	(e)	3,455,848
						(24,130)	(e)
Rent	505,463	155,175	79,381	22,308	39,286	9,101	(d)	796,292
						3,835	(d)
						(4,880)	(d)
						550	(d)
						(2,780)	(d)
						(4,451)	(e)
						(6,696)	(e)
General and administrative:
Merger, acquisition and transaction costs	47,895	14,145	14,453	35,515	96	(46,353)	(b)	1,716
						(13,971)	(b)
						(49,968)	(b)
						(96)	(b)
Other	90,719	43,183	22,269	11,132	18,859	(1,144)	(d)	185,018
Depreciation and amortization	268,243	84,321	45,594	13,003	20,046	35,035	(d)	505,009
						33,461	(d)
						9,288	(d)
						(2,487)	(e)
						(1,495)	(e)
Impairment of long-lived assets	5,544	823	2,669	—	1,322	—		10,358
Operating costs and expenses	3,022,988	923,021	588,110	190,605	311,620	(82,103)		4,954,241
Operating income	212,858	38,898	32,482	(40,937)	48,911	9,997		302,209
Other expense (income)	(446)	87,976	—	—	—	2,821	(d)	90,351
Interest expense	121,537	174,302	37,131	11,707	33,519	(144,846)	(a)	292,876
						74,693	(a)
						6,932	(a)
						(34,733)	(a)
						30,755	(a)
						(907)	(a)
						(9,284)	(d)
						(48,838)	(d)

						11,320	(d)
						12,016	(d)
						(33,159)	(d)
						30,508	(d)
						20,879	(d)
						(656)	(e)
Equity in (earnings) loss of non-consolidated entities	(47,718)	434	(3,358)	(1,305)	(6,131)	—		(58,078)
Investment (income) expense	(10,154)	—	—	—	9,381	(8,851)	(d)	(9,624)
Total other expense	63,219	262,712	33,773	10,402	36,769	(91,350)		315,525
Earnings (loss) before income taxes	149,639	(223,814)	(1,291)	(51,339)	12,142	101,347		(13,316)
Income tax provision (benefit)	37,972	1,784	(500)	(14,206)	4,328	(17,269)	(c)	1,890
						(10,219)	(d)
Net earnings (loss)	$111,667	$(225,598)	$(791)	(37,133)	$7,814	$128,835		$(15,206)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2017

(dollars in thousands)

	AMC	Nordic
	Historical	Historical
	Three Months Ended	Three Months Ended	Pro Forma		AMC
	December 31, 2017	December 31, 2017	Adjustments		Pro Forma
			Note (5)
Revenues	$1,416,827	$—	$—	(f)	$1,416,827
			—	(d)
			—	(e)
			—	(e)

Cost of operations	928,785	—	—	(f)	928,785
			—	(e)
			—	(e)
Rent	203,456	—	—	(f)	203,456
			—	(d)
			—	(d)
			—	(e)
			—	(e)
General and administrative:
Merger, acquisition and transaction costs	5,724	—	(100)	(b)	50
			(3,931)	(b)
			(1,643)	(b)
Other	20,046	—	—	(f)	20,046
Depreciation and amortization	144,783	—	—	(f)	144,783
			—	(d)
			—	(e)
			—	(e)
Impairment of long-lived assets	43,621	—	—		43,621
Operating costs and expenses	1,346,415	—	(5,674)		1,340,741
Operating income	70,412	—	5,674		76,086
Other expense (income)	540	—	—		540
Interest expense	70,614	—	—	(f)	70,614

			—	(d)
			—	(d)
			—	(d)
			—	(e)
Equity in (earnings) loss of non-consolidated entities	(13,878)	—	—		(13,878)
Investment income	(931)	—	—	(d)	(931)
Total other expense	56,345	—	—		56,345
Earnings (loss) before income taxes	14,067	—	5,674		19,741
Income tax provision (benefit)	290,464	—	—	(c)	290,464
Net earnings (loss)	$(276,397)	$—	$5,674		$(270,723)

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(dollars in thousands)

	AMC	Nordic
	Historical	Historical
	Year Ended	Year Ended	Pro Forma		AMC
	December 31, 2017	December 31, 2017	Adjustments		Pro Forma
			Note (5)
Revenues	$5,079,212	$94,850	$(2,544)	(f)	$5,156,008
			32	(d)
			(6,782)	(e)
			(8,760)	(e)

Cost of operations	3,404,393	59,418	(2,030)	(f)	3,454,329
			(965)	(e)
			(6,487)	(e)
Rent	794,364	9,562	(446)	(f)	800,284
			39	(d)
			(652)	(d)
			(1,080)	(e)
			(1,503)	(e)
General and administrative:
Merger, acquisition and transaction costs	62,963	3,162	(4,379)	(b)	24,477
			(33,840)	(b)
			(3,429)	(b)
Other	133,413	4,553	(52)	(f)	137,914
Depreciation and amortization	538,649	4,919	(172)	(f)	544,928
			2,107	(d)
			(226)	(e)
			(349)	(e)
Impairment of long-lived assets	43,621	—	—		43,621
Operating costs and expenses	4,977,403	81,614	(53,464)		5,005,553
Operating income	101,809	13,236	35,410		150,455
Other expense (income)	(1,718)	—	—		(1,718)
Interest expense	273,964	15,033	(69)	(f)	284,467

			(14,886)	(d)
			6,441	(d)
			4,032	(d)
			(48)	(e)
Equity in (earnings) loss of non-consolidated entities	185,241	(1,813)	—		183,428
Investment income	(22,562)	(45)	116	(d)	(22,491)
Total other expense	434,925	13,175	(4,414)		443,686
Earnings (loss) before income taxes	(333,116)	61	39,824		(293,231)
Income tax provision (benefit)	154,075	1,180	9,760	(c)	162,139
			(2,928)	(d)
			52	(f)
Net earnings (loss)	$(487,191)	$(1,119)	$32,940		$(455,370)

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

THREE MONTHS ENDED DECEMBER 31, 2016

(dollars in thousands)

	AMC	Carmike					Odeon	Nordic
	Historical	Historical	Historical	U.S. Markets			Historical	Historical	Historical	International Markets
	Three Months Ended	81 Days Ended	Odeon & Legacy AMC	Pro Forma		Pro Forma	Two Months Ended	Three Months Ended	Odeon & Legacy AMC	Pro Forma		Pro Forma
	December 31, 2016	December 20, 2016	International Theatre	Adjustments		U.S. Markets	November 30, 2016	September 30, 2016	International Theatre	Adjustments		International Markets
				Note (5)						Note (5)
Revenues	$926,096	$149,668	$(114,092)	$(291)	(d)	$946,776	$188,242	$104,621	$114,092	$(5,979)	(d)	$400,976
				(6,125)	(e)
				(8,480)	(e)
Cost of operations	604,854	108,647	(71,764)	(3,809)	(e)	633,499	111,410	65,453	71,764	—		248,627
				(4,429)	(e)
Rent	136,156	22,308	(10,222)	958	(d)	144,806	29,706	9,734	10,222	1,094	(d)	50,225
				(1,220)	(d)					116	(d)
				(1,145)	(e)					(647)	(d)
				(2,029)	(e)
General and administrative:
Merger, acquisition and transaction costs	32,782	35,515	(815)	(31,967)	(b)	—	4,345	96	815	(5,160)	(b)	—
				(35,515)	(b)					(96)	(b)
Other	31,784	11,132	(3,922)	—		38,994	8,009	4,416	3,922	(576)		15,771
Depreciation and amortization	82,497	13,003	(12,092)	7,631	(d)	90,057	13,678	4,287	12,092	6,768	(d)	39,477
				(603)	(e)					2,652	(d)
				(379)	(e)
Impairment of long-lived assets	5,544	—	—	—		5,544	521	1,326	—	—		1,847
Operating costs and expenses	893,617	190,605	(98,815)	(72,507)		912,900	167,669	85,312	98,815	4,151		355,947
Operating income (loss)	32,479	(40,937)	(15,277)	57,611		33,876	20,573	19,309	15,277	(10,130)		45,029
Other expense (income)	(441)	—	17	—		(424)	(11,049)	—	(17)	466	(d)	(10,600)
Interest expense	40,662	11,707	(1,929)	18,674	(a)	74,652	42,745	6,889	1,929	(37,972)	(a)	5,605
				1,733	(a)					(1,268)	(d)
				(8,684)	(a)					(6,718)	(d)
				7,688	(a)
				(907)	(a)
				(11,707)	(d)
				2,497	(d)
				2,680	(d)
				7,627	(d)
				4,773	(d)
				(162)	(e)
Equity in (earnings) loss of non-consolidated entities	(19,575)	(1,305)	460	—		(20,420)	259	(2,567)	(460)	—		(2,768)
Investment (income) expense	(552)	—	—	—		(552)	—	(1,209)	—	1,314	(d)	105
Total other expense	20,094	10,402	(1,452)	24,212		53,256	31,955	3,113	1,452	(44,178)		(7,658)
Earnings (loss) before income taxes	12,385	(51,339)	(13,825)	33,399		(19,380)	(11,382)	16,196	13,825	34,048		52,687
Income tax provision (benefit)	(16,588)	(14,206)	2,591	13,343	(c)	(14,860)	(667)	4,354	(2,591)	(2,012)	(d)	(916)

Net earnings (loss)	$28,973	$(37,133)	$(16,416)	$20,056		$(4,520)	$(10,715)	$11,842	$16,416	$36,060		$53,603

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

YEAR ENDED DECEMBER 31, 2016

(dollars in thousands)

	AMC	Carmike	Carmike					Odeon	Nordic
	Historical	Historical	Historical	Historical	U.S. Markets			Historical	Historical	Historical	International Markets
	Year Ended	Nine Months Ended	81 Days Ended	Odeon & Legacy AMC	Pro Forma		Pro Forma	Eleven Months Ended	Year Ended	Legacy AMC	Pro Forma		Pro Forma
	December 31, 2016	September 30, 2016	December 20, 2016	International Theatre	Adjustments		U.S. Markets	November 30, 2016	December 31, 2016	International Theatre	Adjustments		International Markets
					Note (5)						Note (5)
Revenues	$3,235,846	$620,592	$149,668	$(118,863)	$(1,167)	(d)	$3,826,846	$961,919	$360,531	$118,863	$(11,709)	(d)	$1,429,604
					(23,583)	(e)
					(35,647)	(e)
Cost of operations	2,105,124	423,745	108,647	(75,967)	(14,922)	(e)	2,522,497	625,373	232,011	75,967	—		933,351
					(24,130)	(e)
Rent	505,463	79,381	22,308	(11,611)	3,835	(d)	583,349	155,175	39,286	11,611	9,101	(d)	212,943
					(4,880)	(d)					550	(d)
					(4,451)	(e)					(2,780)	(d)
					(6,696)	(e)
General and administrative:
Merger, acquisition and transaction costs	47,895	14,453	35,515	(815)	(45,538)	(b)	1,542	14,145	96	815	(14,786)	(b)	174
					(49,968)	(b)					(96)	(b)
Other	90,719	22,269	11,132	(3,922)	—		120,198	43,183	18,859	3,922	(1,144)	(d)	64,820
Depreciation and amortization	268,243	45,594	13,003	(12,118)	33,461	(d)	344,201	84,321	20,046	12,118	35,035	(d)	160,808
					(2,487)	(e)					9,288	(d)
					(1,495)	(e)
Impairment of long-lived assets	5,544	2,669	—	—	—		8,213	823	1,322	—	—		2,145
Operating costs and expenses	3,022,988	588,111	190,605	(104,433)	(117,271)		3,580,000	923,020	311,620	104,433	35,168		1,374,241
Operating income (loss)	212,858	32,481	(40,937)	(14,430)	56,874		246,846	38,899	48,911	14,430	(46,877)		55,363
Other expense (income)	(446)	—	—	17	—		(429)	87,976	—	(17)	2,821	(d)	90,780
Interest expense	121,537	37,131	11,707	(1,929)	74,693	(a)	270,415	174,302	33,519	1,929	(144,846)	(a)	22,461
					6,932	(a)					(9,284)	(d)
					(34,733)	(a)					(33,159)	(d)
					30,755	(a)
					(907)	(a)
					(48,838)	(d)
					11,320	(d)
					12,016	(d)
					30,508	(d)
					20,879	(d)
					(656)	(e)
Equity in (earnings) loss of non-consolidated entities	(47,718)	(3,358)	(1,305)	460	—		(51,921)	434	(6,131)	(460)	—		(6,157)
Investment (income) expense	(10,154)	—	—	—	—		(10,154)	—	9,381	—	(8,851)	(d)	530
Total other expense	63,219	33,773	10,402	(1,452)	101,969		207,911	262,712	36,769	1,452	(193,319)		107,614
Earnings (loss) before income taxes	149,639	(1,292)	(51,339)	(12,978)	(45,095)		38,935	(223,813)	12,142	12,978	146,442		(52,251)
Income tax provision (benefit)	37,972	(500)	(14,206)	2,591	(17,269)	(c)	8,588	1,784	4,328	(2,591)	(10,219)	(d)	(6,698)

Net earnings (loss)	$111,667	$(792)	$(37,133)	$(15,569)	$(27,826)		$30,347	$(225,597)	$7,814	$15,569	$156,661		$(45,553)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

THREE MONTHS ENDED DECEMBER 31, 2017

(dollars in thousands)

	AMC	Historical				Historical
	Historical	Nordic, Odeon &	U.S. Markets			Nordic, Odeon &	International Markets
	Three Months Ended	Legacy AMC	Pro Forma		Pro Forma	Legacy AMC	Pro Forma		Pro Forma
	December 31, 2017	International Theatre	Adjustments		U.S. Markets	International Theatre	Adjustments		International Markets
			Note (5)				Note (5)
Revenues	$1,416,827	$(438,581)	$—	(e)	$978,246	$438,581	$—	(f)	$438,581
			—	(e)			—	(d)
Cost of operations	928,785	(285,660)	—	(e)	643,125	285,660	—	(f)	285,660
			—	(e)

Rent	203,456	(55,080)	—	(e)	148,376	55,080	—	(f)	55,080
			—	(e)			—	(d)
							—	(d)
General and administrative:
Merger, acquisition and transaction costs	5,724	(1,743)	(3,931)	(b)	50	1,743	(100)	(b)	—
							(1,643)	(b)
			—
Other	20,046	(3,018)	—	(e)	17,028	3,018	—	(f)	3,018
Depreciation and amortization	144,783	(34,826)	—	(e)	109,957	34,826	—	(f)	34,826
			—				—	(d)
Impairment of long-lived assets	43,621	—	—		43,621				—
Operating costs and expenses	1,346,415	(380,327)	(3,931)		962,157	380,327	(1,743)		378,584
Operating income	70,412	(58,254)	3,931		16,089	58,254	1,743		59,997
Other expense (income)	540	(437)	—		103	437			437
Interest expense	70,614	(5,748)	—	(d)	64,866	5,748	—	(f)	5,748
			—	(d)			—	(d)
			—	(e)

Equity in (earnings) loss of non-consolidated entities	(13,878)	1,691	—		(12,187)	(1,691)			(1,691)
Investment income	(931)	176	—		(755)	(176)	—	(d)	(176)
Total other expense	56,345	(4,318)	—		52,027	4,318	—		4,318
Earnings (loss) before income taxes	14,067	(53,936)	3,931		(35,938)	53,936	1,743		55,679
Income tax provision (benefit)	290,464	1,800	—	(c)	292,264	(1,800)	—	(f)	(1,800)

Net earnings (loss)	$(276,397)	$(55,736)	$3,931		$(328,202)	$55,736	$1,743		$57,479

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

YEAR ENDED DECEMBER 31, 2017

(dollars in thousands)

	AMC	Historical				Historical	Nordic
	Historical	Nordic, Odeon &	U.S. Markets			Nordic, Odeon &	Historical	International Markets
	Year Ended	Legacy AMC	Pro Forma		Pro Forma	Legacy AMC	Six Months Ended	Pro Forma		Pro Forma
	December 31, 2017	International Theatre	Adjustments		U.S. Markets	International Theatre	September 30, 2017	Adjustments		International Markets
			Note (5)					Note (5)
Revenues	$5,079,212	$(1,355,722)	$(6,782)	(e)	$3,707,948	$1,355,722	$94,850	$(2,544)	(f)	$1,448,060
			(8,760)	(e)				32	(d)
Cost of operations	3,404,393	(902,507)	(965)	(e)	2,494,434	902,507	59,418	(2,030)	(f)	959,895
			(6,487)	(e)

Rent	794,364	(200,365)	(1,080)	(e)	591,416	200,365	9,562	(446)	(f)	208,868
			(1,503)	(e)				39	(d)
								(652)	(d)
General and administrative:
Merger, acquisition and transaction costs	62,963	(4,646)	(33,840)	(b)	24,477	4,646	3,162	(4,379)	(b)	—
								(3,429)	(b)

Other	133,413	(48,617)	—		84,796	48,617	4,553	(52)	(f)	53,118
Depreciation and amortization	538,649	(134,425)	(226)	(e)	403,649	134,425	4,919	(172)	(f)	141,279
			(349)	(e)			—	2,107	(d)
Impairment of long-lived assets	43,621	—	—		43,621	—	—			—
Operating costs and expenses	4,977,403	(1,290,560)	(44,450)		3,642,393	1,290,560	81,614	(9,014)		1,363,160
Operating income	101,809	(65,162)	28,908		65,555	65,162	13,236	6,502		84,900
Other expense (income)	(1,718)	(246)	—		(1,964)	246	—			246
Interest expense	273,964	(24,191)	6,441	(d)	260,198	24,191	15,033	(69)	(f)	24,269
			4,032	(d)				(14,886)	(d)
			(48)	(e)
Equity in (earnings) loss of non-consolidated entities	185,241	2,635	—		187,876	(2,635)	(1,813)			(4,448)
Investment income	(22,562)	5	—		(22,557)	(5)	(45)	116	(d)	66
Total other expense	434,925	(21,797)	10,425		423,553	21,797	13,175	(14,839)		20,133
Earnings (loss) before income taxes	(333,116)	(43,365)	18,483		(357,998)	43,365	61	21,341		64,767
Income tax provision (benefit)	154,075	194	9,760	(c)	164,029	(194)	1,180	52	(f)	(1,890)
								(2,928)	(d)
Net earnings (loss)	$(487,191)	$(43,559)	$8,723		$(522,027)	$43,559	$(1,119)	$24,217		$66,657

5. Pro Forma Adjustments (dollars in thousands)

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Odeon Acquisition, the Carmike Acquisition, the Nordic Acquisition, the Financings, the Theatre Divestitures and the 2017 Equity Offering were completed on January 1, 2016 for statement of operations purposes.

(a)Adjustments to interest expense and other expense have been made to reflect the elimination of the Odeon Shareholder Loans due 2019 and refinancing of the Odeon 9% Senior Secured Note GBP due 2018 and the Floating Rate Senior Secured Note due 2018 as follows:

	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017
Eliminate historical interest expense for amounts extinguished for Odeon Indebtedness	$(37,972)	$(144,846)	$—	$—
Cash interest on new indebtedness incurred	18,674	$74,693	—	—
Amortization of deferred charges on new indebtedness incurred	1,733	6,932	—	—
Eliminate historical interest on Term Loans due 2022	(8,684)	(34,733)	—	—
Interest on Term Loans due 2022 based on amended pricing	7,688	30,755	—	—
Eliminate historical interest on bridge loan	(907)	(907)	—	—

b)Adjustment to remove the non-recurring direct incremental costs of the Odeon Acquisition, the Carmike Acquisition and the Nordic Acquisition which are reflected in the historical financial statements of the Company, Odeon, Carmike and Nordic.

	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017
Remove the Company’s costs (including $815K for 1 month Odeon Q4-16)	$(32,782)	$(46,353)	$(3,931)	$(33,840)
Remove Odeon’s costs	(4,345)	(13,971)	(1,643)	(3,429)
Remove Carmike’s costs	(35,515)	(49,968)	—	—
Remove Nordic’s costs	(96)	(96)	(100)	(4,379)

(c)Adjustment to record tax benefit in U.S. tax jurisdictions for Carmike and the Company at the Company’s effective income tax rate of 39%. Income and expenses recorded historically by Odeon were not significantly tax effected in foreign jurisdictions as a result of available unrecorded deferred tax assets including net operating loss carryforwards. As a result pro forma adjustments do not result in significant amounts of additional income tax expense or benefit in these foreign jurisdictions.

	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017
Record tax effect in U.S. tax jurisdiction	$13,343	$(17,269)	$—	$9,760

(d)Adjustment to Odeon expenses as a result of adjustments to fair value.

	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017
Rent (1)	$1,094	$9,101	$—	$—
Depreciation and amortization	6,768	35,035	—	—
Eliminate non-recurring direct incremental costs of the Odeon acquisition for share-based compensation expense related to the Junior LTIP	(576)	(1,144)	—	—
Eliminate deferred gain amortization	466	2,821	—	—
Interest Expense for capital and financing lease obligations primarily due to a lower incremental borrowing rate upon re-measurement	(1,268)	(9,284)	—	—
(1) Detail of Odeon rent adjustments above:
Unfavorable lease amortization	(694)	(3,416)	—	—
Incremental financing lease obligation ground rent	568	2,631	—	—
Eliminate deferred rent credit from landlord incentives	887	8,554	—	—
Straight line rent expense	333	1,332	—	—
Total	$1,094	$9,101	$—	$—

Adjustment to Carmike revenues and expenses as a result of adjustments to fair value.

	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017
Revenues from Screenvision deferred revenues	$(291)	$(1,167)	$—	$—
Straight line rent expense	958	3,835	—	—
Unfavorable lease amortization	(1,220)	(4,880)	—	—
Depreciation and amortization	7,631	33,461	—	—
Remove Carmike historical interest expense	(11,707)	(48,838)	—	—
Interest expense on capital and financing lease obligations reflecting a lower incremental borrowing rate upon re-measurement	2,497	11,320	—	—
Interest expense on 6.0% Senior Secured Notes due 2023	2,680	12,016	—	—

Adjustment to Nordic revenues and expenses as a result of fair value.

	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017
Revenues related to breakage income (adjustments are components of Other Revenues)	$(5,979)	$(11,709)	$—	$32
Straight line rent expense	116	550	—	39
Unfavorable lease amortization	(647)	(2,780)	—	(652)
Depreciation and amortization	2,652	9,288	—	2,107
Remove Nordic historical interest expense	(6,718)	(33,159)	—	(14,886)
Remove Nordic historical investment income	1,314	(8,851)	—	116
Interest expense on $475 million 6.125% Senior Subordinated Notes due 2027	7,627	30,508	—	6,441
Interest expense on £250 million 6.375% Senior Subordinated Notes due 2024	4,773	20,879	—	4,032
Income tax adjustment related to Nordic adjustments	(2,012)	(10,219)	—	(2,928)

(e)Adjustment Relating to Department of Justice Proposed Divestitures

Adjustments to remove Carmike and AMC historical revenues and expenses for theatres in markets that must be divested in connection with the Department of Justice proposed final judgement whereby we expect to sell certain of our theatres and certain Carmike theatres are reflected in the pro forma financial statements as those planned disposals are identifiable and factually supportable at this time. We believe that the reasonably possible effects on the financial statements for the divestitures are as follows ($ in thousands):

	Three Months Ended	Year Ended	Three Months Ended	Year Ended
AMC Theatres	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017
Revenues	$(6,125)	$(23,583)	$—	$(6,782)
Cost of operations	(3,809)	(14,922)	—	(965)
Rent	(1,145)	(4,451)	—	(1,080)
Depreciation and amortization	(603)	(2,487)	—	(226)

Admissions	$3,696	$14,003	$—	$4,007
Food & beverage	2,228	8,902	—	2,526
Other	201	678	—	249
Total revenues (1)	$6,125	$23,583	$—	$6,782

Film exhibition costs	$1,945	$7,473	$—	$2,168
Food & beverage costs	266	1,047	—	309
Operating expense	1,598	6,402	—	(1,512)
Cost of operations (2)	$3,809	$14,922	$—	$965

Carmike Theatres
Revenues	$(8,480)	$(35,647)	$—	$(8,760)
Cost of operations	(4,429)	(24,130)	—	(6,487)
Rent	(2,209)	(6,696)	—	(1,503)
Depreciation and amortization	(379)	(1,495)	—	(349)
Interest expense	(162)	(656)	—	(48)

Admissions	$4,834	$20,898	$—	$5,155
Food & beverage	3,262	13,738	—	3,469
Other	384	1,011	—	136
Total revenues (3)	$8,480	$35,647	$—	$8,760

Film exhibition costs	$2,640	$11,653	$—	$2,797
Food & beverage costs	427	2,037	—	592
Operating expense	1,362	10,440	—	3,098
Cost of operations (4)	$4,429	$24,130	$—	$6,487

(f)Adjustment to remove revenues and expenses included in the AMC historical period from the date of the Nordic Acquisition on March 28, 2017 through March 31, 2017.

Reconciliation of Pro Forma Adjusted EBITDA:

(dollars in thousands) (unaudited)

	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017

Net earnings (loss)	$49,083	$(15,206)	$(270,723)	$(455,370)
Plus:
Income tax provision (benefit)	(15,776)	1,890	290,464	162,139
Interest Expense	80,257	292,876	70,614	284,467
Depreciation and amortization	129,534	505,009	144,783	544,928
Impairment of long-lived assets	7,391	10,358	43,621	43,621
Certain operating expenses (2)	7,388	23,129	7,939	23,305
Equity in (earnings) losses of non-consolidated affiliates (3)	(23,188)	(58,078)	(13,878)	183,428
Cash distributions from non-consolidated entities(4)	18,830	40,052	12,260	45,376
Attributable EBITDA (5)	2,098	6,400	1,570	5,342
Investment income	(447)	(9,624)	(931)	(22,491)
Other expense (income) (6)	(10,546)	90,829	540	(1,270)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs (7)	—	1,716	50	24,477
Stock-based compensation expense (8)	6,998	14,612	1,837	5,741

Total Adjusted EBITDA (1)	$251,622	$903,963	$288,146	$843,693

US Markets	$162,281	$676,894	$189,417	$607,399
International Markets	88,891	227,069	98,729	236,294

Total Adjusted EBITDA (1)	$251,172	$903,963	$288,146	$843,693

The historical consolidated financial information for Odeon, Carmike and Nordic have been adjusted to comply with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), including the effects of purchase accounting. The classification of certain items presented by Odeon under UK Generally Accepted Accounting Practice (“UK GAAP”) has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under International Financial Reporting Standards (“IFRS”) has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts for Odeon and Nordic have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017, August 4, 2017 and November 6, 2017 Forms 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

1)

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues. In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA Margin and should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA Margin are non-U.S. GAAP financial measures and should not be construed as an alternative to net earnings (loss) or net earnings (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA Margin because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA and Adjusted EBITDA Margin:

•	do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	exclude income tax payments that represent a reduction in cash available to us;

•	do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	do not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

Equity in (earnings) losses of non-consolidated entities includes an impairment of the Company’s investment in NCM of $204.5 million for the nine months ended September 30, 2017. The impairment charge reflects recording our units and shares at the publicly quoted per share price on June 30, 2017 of $7.42 based on the company’s determination that the decline in the price per share during the quarter was other than temporary. Equity in (earnings) loss of non-consolidated entities includes loss on the sale of a portion of the Company’s investment in NCM of $21.0 million and $22.2 million during the three months and year ended December 31, 2017, respectively.

4)

 Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Pro Forma Attributable EBITDA (Unaudited)

	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Three Months Ended	Year Ended	Three Months Ended	Year Ended
(In thousands)	December 31, 2016	December 31, 2016	December 31, 2017	December 31, 2017
Equity in (earnings) loss	$(23,188)	$(58,078)	$(13,878)	$183,428
Less:
Equity in (earnings) loss non-theatre JV's	(22,089)	(54,480)	(12,608)	186,685
Equity in earnings (loss) International theatre JV's	1,099	3,598	1,270	3,257

Income tax provision	549	703	—	105
Investment income	(145)	(357)	—	(127)
interest expense	17	50	—	19
Depreciation & Amoritization	578	2,406	300	2,088
Attributable EBITDA	$2,098	$6,400	$1,570	$5,342

6)

Other (expense) income for the current year period includes foreign currency transaction gains, fees relating to third party fees paid related to amendment No. 3 to our Senior Secured Credit Agreement, and loss on the redemption of the Bridge Loan Facility.

7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

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